EXHIBIT 5.1

           [Letterhead of Keating, Muething & Klekamp, P.L.L.]


                                                          CONFORMED COPY
                           FACSIMILE (513) 579-6457

                               February 27, 1997

Direct Dial:  (513) 579-6468
E-Mail:  ESteiner@KMKlaw.com



Provident Bancorp, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Provident Capital Trust I
c/o Provident Bancorp, Inc.
One East Fourth Street
Cincinnati, Ohio  45202

                     Re:  Provident Bancorp, Inc.
                          Registration Statement on Form S-4
                          File No.  333-20769

Gentlemen:

     We have acted as counsel to Provident Bancorp, Inc., an Ohio corporation (the "Company") and sponsor of Provident Capital Trust I, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the proposed issuance by the Trust of up to $100,000,000 aggregate liquidation amount of the Trust's 8.60% Capital Securities due December 1, 2026 (the "New Capital Securities") registered under the Securities Act of 1933 (the "Securities Act") in exchange for up to $100,000,000 aggregate liquidation amount of the Trust's outstanding 8.60% Capital Securities due December 1, 2026 (the "Old Capital Securities"); (ii) the proposed issuance by the Company to the Trust of $103,093,000 aggregate principal amount of the Company's 8.60% Junior Subordinated Debentures (the "New Junior Subordinated Debentures") registered under the Securities Act in exchange for up to $103,093,000 aggregate principal of the Company's outstanding 8.60% Junior Subordinated Debentures (the "Old Junior Subordinated Debentures"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of distributions and payments on liquidation or redemption of the New Capital Securities, registered under the Securities Act in exchange for the guarantee (the "Old Guarantee") which guarantees the payment of distributions and payments on liquidation or redemption of the Old Capital Securities.

     The New Capital Securities are issuable under the Amended and Restated Trust Agreement dated as of November 27, 1996 (the "Trust Agreement") among the Company, as sponsor, The Bank of New York (Delaware), as Delaware Trustee, The Bank of New York, as Property Trustee, and the initial Regular Trustees named therein. The New Junior Subordinated Debentures are issuable under an Indenture dated as of November 27, 1996 (the "Indenture") between the Company and The Bank of New York, as Indenture Trustee. The New Guarantee is issuable under the Guarantee Agreement to be entered into between the Company and The Bank of New York, as Guarantee Trustee (the "Guarantee Agreement").
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     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

     Based on the foregoing, we are of the opinion that:

     1. The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender and cancellation of a like amount of Old Junior Subordinated Debentures in the manner described in the Registration Statement, the New Junior Subordinated Debentures will constitute valid and binding obligations of the Company, entitled to the benefits provided in the Indenture and enforceable in accordance with their terms.

     2. The New Guarantee has been duly authorized by all requisite corporate action and, when executed as specified in the Guarantee Agreement and when delivered against surrender and cancellation of the Old Guarantee in the manner described in the Registration Statement, the New Guarantee will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.

     The opinions set forth above are subject to the following qualifications and exceptions:

     (i) the legality, validity and enforceability of any rights and remedies provided in the Indenture, the New Junior Subordinated Debentures or the New Guarantee are subject to exceptions provided by bankruptcy, insolvency, reorganization, receivership, moratorium, assignment for the benefit of creditors' laws or similar laws now or hereafter in effect affecting the validity, legality and binding effect and enforceability of creditors' rights generally, including, without limitation, statutory or other laws regarding fraudulent transfers and conveyances or preferential transfers;

    (ii) specific performance, injunctive relief or other traditional equitable remedies may not be available as they are subject to the discretion of the court before which any proceeding with respect thereto may be brought;

   (iii) rights to indemnification may be limited by federal or state securities laws: accordingly, we express no opinion as to the enforceability of any indemnity provisions contained in the Indenture, the New Junior Subordinated Debentures or the New Guarantee;

    (iv) we express no opinion as to the enforceability of any provisions in the Indenture, New Junior Subordinated Debentures or the New Guarantee providing for the recovering of attorneys' fees or other costs of collection; and,

     (v) we express no opinion with respect to any provision for submission to jurisdiction or related waivers of defenses to such jurisdiction contained in the Indenture, the New Junior Subordinated Debentures or the New Guarantee.

     Our opinions expressed above are limited to the laws of the State of Ohio and the federal laws of the United States of America.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. These opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus, without admitting that we are "experts" under the Securities Act of the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit thereto.

                               Sincerely yours,

                               KEATING, MUETHING & KLEKAMP, P.L.L.


                               By:  /s/  Edward E. Steiner
                                         Edward E. Steiner